Exhibit 10.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 1st day of January, 2005 (the “Effective Date”) by and between Acceris Communications Inc., a Florida corporation (the “Company”), and Eric S. Lipscomb (“Executive”).

The Executive is skilled in business and financial matters and possesses knowledge of the business, products and operations of the Company. The parties hereto believe that it is in their respective interests to enter into an employment agreement whereby, for the consideration specified herein, Executive shall provide the services specified herein. Certain definitions are set forth in Section 7 of this Agreement.

The parties hereto agree as follows:

Section 1. Employment.

(a) Employment Period. The Company agrees to employ Executive and Executive accepts such employment for the period (the ‘Employment Period”) beginning as of the Effective Date and ending upon (a) the first anniversary of the Effective Date or (b) such earlier date upon which the employment of the Executive shall terminate in accordance with Section 2 herein (the date of termination being hereinafter called the “Termination Date”). The Employment Period may be extended by written agreement of the parties hereto. Any employment of Executive by the Company following the expiration of the Employment Period shall be “at will” and may be terminated by the Company at any time without any liability other than the payment of any base salary and earned bonus through the effective date of termination.

(b) Position and Duties.

(i) During the Employment Period, Executive shall serve as the Vice President of Accounting, Controller and Chief Accounting Officer of the Company and the Executive shall report to the Chief Financial Officer of the Company. Executive shall perform all duties and shall have all powers which are commonly incident to his office as well as all powers that are delegated to Executive by the Chief Financial Officer.

(ii) Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company, except for permitted vacation periods in accordance with the Company’s policy, periods of illness or other incapacity, and reasonable time spent with respect to civic and charitable activities, provided that none of such activities shall materially interfere with Executive’s duties to the Company or its Subsidiaries.

(c) Salary. Bonus and Benefits.

(i) During the Employment Period, the Company will pay Executive a base salary at the rate of $150,000 per annum (the “Annual Base Salary”). The Annual Base Salary shall be paid in such installments as is the policy of the Company with respect to executive officers of the Company.

(ii) Commencing with the Effective Date, Executive shall be eligible for a discretionary annual bonus of up to twenty-five percent (25%) of Executive’s Annual Base Salary (the “Bonus”). The amount of any Bonus to be awarded shall be determined pursuant to the Acceris Management System, based on performance criteria established at the beginning of each fiscal year, and the timing of such award and the payment of any such Bonus shall be consistent with the practice of the Company.

(iii) Executive shall be entitled to participate in all employee stock option, pension and welfare benefit plans, programs and practices maintained by the Company for its employees generally in accordance with the terms of such plans, programs and practices as in effect from time to time, and in any other insurance, pension, retirement or welfare benefit plans, programs and practices which the Company generally provides to its executives from time to time.

(d) Expenses. The Company shall pay, or reimburse the Executive (at the Company’s option), in accordance with policies established by the Company, for all reasonable and necessary expenses and other disbursements incurred by the Executive for or on behalf of the Company in the performance of his duties hereunder, including, without limitation, travel on behalf of or in connection with his services for the Company in a manner customary for the Company’s senior executives, including food and lodging expenses while the Executive is away from home performing services for the Company.

(e) Workplace and Work Schedule. Executive’s workplace shall be the Company’s office in Pittsburgh, Pennsylvania. Executive shall be entitled to such holidays as are established by the policies of the Company. Executive shall be entitled to three (3) weeks (or more, in accordance with the Company’s vacation policy) of vacation per year, which may be taken in various periods, subject to the Company’s needs.

Section 2. Termination Of Employment.

(a) Death or Disability. The Company may terminate the Executive’s employment hereunder due to the Executive’s death or Disability. If the Executive dies during the Employment Period, the Termination Date shall be deemed to be the date of the Executive’s death.

(b) Cause. The Company may terminate the employment of Executive hereunder at any time for Cause (such termination being referred to herein as a “Termination for Cause”) by giving the Executive written notice of such termination, with such termination to take effect as of the date of such notice.

(c) Without Cause. The Company may terminate the employment of the Executive at any time during the Employment Period without Cause by giving the Executive written notice of such termination, with such termination to take effect as of the date of such notice.

(d) Good Reason, Executive may terminate his employment hereunder for Good Reason by providing written notice to the Company within 45 days of his knowledge of the event constituting Good Reason. Notwithstanding the foregoing provisions to the contrary, in no event shall the Executive terminate his employment hereunder for Good Reason without providing the Company with at least fifteen (15) days’ prior written Notice of Termination given by the Executive to the Company and an opportunity for the Company to cure within that fifteen (15) day period the Good Reason which the Executive believes provides him with grounds to terminate his employment.

(e) Notice of Termination. Any termination pursuant to this Section 2 shall be communicated to Executive or the Chief Financial Officer, as applicable, by Notice of Termination.

Section 3. Effect Of Termination Of Employment.

(a) Death or Disability. Upon the termination of Executive’s employment hereunder due to death or Disability pursuant to Section 2(a), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive (i) the unpaid portion, if any, of the Annual Base Salary provided for in Section 1, computed on a pro rata basis to the Termination Date (based on the actual number of days elapsed over a year of 365 or 366 days, as applicable), (ii) the unpaid portion, if any, of the Bonus and (iii) reimbursement for any expenses for which Executive shall not have been reimbursed as provided for in Section 1 (such amounts being collectively referred to as “Accrued Compensation”).

(b) Cause. Upon a termination of Executive’s employment hereunder by the Company for Cause pursuant to Section 2(b), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive (i) the unpaid portion, if any, of the Annual Base Salary provided for in Section 1, computed on a pro rata basis to the Termination Date (based on the actual number of days elapsed over a year of 365 or 366 days, as applicable) and (ii) reimbursement for any expenses for which the Executive shall not have been reimbursed as provided for in Section 1.

(c) Without Cause. Upon a termination of Executive’s employment hereunder by the Company without Cause pursuant to Section 2(c), neither Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive:

(i) any Accrued Compensation;

(ii) off payroll, an amount equal to the amount of the Annual Base Salary, payable in accordance with Section 1 (c)(i), Executive would have received for the period commencing on the Termination Date and ending six months after the Termination Date; and

(iii) provided that Executive has met, as of the Termination Date, the performance criteria established with respect to the Bonus for the fiscal year in which the Termination Date occurs, the pro rata portion of the Bonus for such fiscal year (based on the actual number of days elapsed from the beginning of the fiscal year to the Termination Date), the timing of the payment of any such Bonus to be consistent with the past practice of the Company.

(d) Upon a termination of the Executive’s employment hereunder by the Executive for Good Reason pursuant to Section 2(d), neither the Executive nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement, except the right to receive:

(i) any Accrued Compensation; and

(ii) off payroll, an amount equal to the amount of the Annual Base Salary, payable in accordance with Section 1(c)(i), Executive would have received for the period commencing on the Termination Date and ending six months after the Termination Date.

(e) Release. Executive acknowledges and agrees that the payments provided for in Sections 3(c)(ii) and 3(d)(ii) constitute liquidated damages for any claim of breach of contract under this Agreement as it relates to termination of his employment during the Employment Period without Cause pursuant to Section 2(c) or with Good Reason pursuant to Section 2(d). Notwithstanding the foregoing, if Executive is entitled to the payments set forth in Section 3(c)(ii) or Section 3(d)(ii) of this Agreement, Executive shall execute and agree to be bound by an agreement, in form and substance satisfactory to the Company (the “Release”), relating to the waiver and general release of any and all claims arising out of or relating to Executive’s employment and termination of employment, and the Company shall have no obligation to make the payments contemplated under Section 3(c)(ii) or Section 3(d)(ii), as the case may be if Executive fails to execute such Release or seeks to revoke such Release. In addition, if Executive should violate or threaten to violate the terms of Section 4 of this Agreement, the continuing obligations of the Company to make the payments contemplated under Section 3(c)(ii) or Section 3(d)(ii), as the case may be, shall immediately terminate.

(f) Mitigation. Notwithstanding the foregoing and subject to the limitations on competition hereunder, the amount of any payment by the Company provided for in Section 3(c)(ii) or Section 3(d)(ii), as the case may be, shall be reduced by the amount of any compensation earned by the Executive from a competitor of the Company or any Subsidiary during the period such payment is to be made by the Company.

Section 4. Confidentiality.

(a) Executive agrees that at all times, both during and for two years after Executive’s employment by the Company, Executive will hold in a fiduciary capacity for the benefit of the Company and not use or disclose to any third party any trade secret, or other information, knowledge or data not generally known to the public which Executive may have learned, discovered, developed, conceived, originated, prepared or received during or as a result of Executive’s employment by the Company or any Subsidiary or Affiliate with respect to the operations, businesses, affairs, products, services, technology, intellectual properties, Agents, customers, clients, pricing of products or services, policies, procedures, accounts, personnel, concepts, format, style, techniques or software of the Company or any Subsidiary or Affiliate of the Company (“Proprietary Information”). Executive agrees that Company’s Proprietary Information includes, without limitation, the business or other needs, requirements, preferences or other information relating to Agents and customers of the Company or any Subsidiary or Affiliate of the Company, acquisition targets of the Company or any Subsidiary or Affiliate of the Company and all information or data collected by the Company with reference thereto. Executive agrees to comply with any and all procedures which the Company may adopt from time to time to preserve the confidentiality of any trade secret or other non-public proprietary, information, knowledge or data; that the absence of any legend indicating the confidentiality of any materials will not give rise to an inference that the contents thereof or information derived there from are not confidential; that immediately following the termination of Executive’s employment by the Company, Executive will return to Company all materials, except for Executive’s personal items, provided to Executive by the Company during the term hereof, all works created by Executive or others during the term of Executive’s employment hereunder and all copies thereof; and that the Company may, in its sole discretion, upon or after termination of Executive’s employment by the Company, notify Executive’s new employer, clients or other parties that Executive has had access to certain trade secrets, information, knowledge or data which Executive is under a continuing obligation not to use or disclose. Notwithstanding the foregoing, the limitations imposed on Executive pursuant to this Section 4(a) shall not apply to Executive’s (i) compliance with legal process or subpoena or (ii) statements in response to inquiry from a court or regulatory body; provided, that Executive gives the Company reasonable prior written notice of such process, subpoena or request.

(b) In order to protect the Proprietary Information, Executive agrees that for a period of twelve (12) months following the expiration or termination of Executive’s employment hereunder, Executive will not, directly or indirectly, for Executive’s own account or as a partner, joint venturer, employee, agent, or consultant: (a) employ as an employee, engage as an independent contractor or agent or otherwise retain or solicit or seek to so employ, engage, retain or solicit any person who, during any portion of the two (2) years prior to the date of expiration or termination of Executive’s employment was, directly or indirectly, employed as an employee, engaged as an independent contractor or Agent or otherwise retained by the Company or any Subsidiary or Affiliate of the Company, save and except that Executive may employ former employees of the Company’s finance department whose employment has been terminated by the Company; or (b) induce any person or entity (except for individuals considered to be clerical or secretarial staff) to leave his or her employment with the Company, terminate an independent contractor or Agent relationship with the Company or terminate or reduce any contractual relationship with Company or any Subsidiary or Affiliate of the Company or (c) directly or indirectly induce or influence any Agent, customer, supplier, or other person that has a business relationship with the Company or any Subsidiary or Affiliate of the Company to discontinue or reduce the extent of such relationship. Notwithstanding the foregoing, the parties agree that Executive shall not be deemed to have violated the provisions of this Section 4(b) in the event that any Person of which Executive is a partner, joint venturer, employee, agent or consultant takes any action that would otherwise violate the terms of this Section 4(b), so long as such action is taken without the knowledge of Executive and not with respect to any Person identified by Executive to the Person taking such action.

(c) All processes, improvements, formulations, ideas, inventions, designs and discoveries, whether patentable or not (collectively “Discoveries”) and all patents, copyrights, trademarks, and other intangible rights (collectively “Intellectual Property Rights”) that may be conceived or developed by Executive either alone or with others, during the Employment Period or any extension or renewal thereof, whether or not conceived or developed during working hours, and with respect to which any equipment, supplies, facilities, or trade secret information of the Company or any Subsidiary or Affiliate of the Company was used, or that related to the business of the Company or any Subsidiary or Affiliate of the Company or to the Company’s or any Subsidiary’s or Affiliate’s actual or demonstrably anticipated research and development, or that result from any work performed by Executive for the Company, shall be the sole property of the Company. As provided in Section 2870 of the California Labor Code, the requirement to assign inventions hereunder shall not apply to an invention that Executive develops entirely on his own time without using the Company’s or any Subsidiary’s or Affiliate’s equipment, supplies, facilities, or trade secret information, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention to the Company’s or any Subsidiary’s or Affiliate’s business, or actual or demonstrably anticipated research or development of the Company or any Subsidiary or Affiliate of the Company; or (b) result from any work performed by Executive for the Company or any Subsidiary or Affiliate of the Company. Executive shall take all action and execute and deliver all agreements, assignments and other documents, including, without limitation, all patent applications and assignments, requested by the Company or any Subsidiary or Affiliate of the Company to establish the rights of the Company or any Subsidiary or Affiliate of the Company under this Section 4(c) and to vest in the Company or any Subsidiary or Affiliate of the Company title to all Discoveries and Intellectual Property Rights which are the property of the Company or any Subsidiary or Affiliate of the Company under this Section 4(c). Executive shall disclose to the Company all Discoveries and Intellectual Property Rights conceived during the term of employment which Executive believes meet the criteria set forth in California Labor Code Section 2870, whether or not the property of the Company or any Subsidiary or Affiliate of the Company under the terms of the preceding sentence, provided that such disclosure shall be received by the Company in confidence to the extent it pertains to Discoveries and Intellectual Property Rights which are not the property of the Company under this Section 4(c).

(d) Because the breach or attempted or threatened breach of this Section 4 may result in immediate and irreparable injury to the Company for which the Company may not have an adequate remedy at law, the Company shall be entitled, in addition to all other remedies, to a decree of specific performance thereof and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security. The parties’ obligations under this Section 4 shall survive any termination of Executive’s employment or this Agreement.

Section 5. Acknowledgments By Executive.

Executive understands that the restrictions contained in Section 4 herein may limit the ability of Executive to earn a livelihood in a competing business, but Executive nevertheless believes that Executive has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given the education, skills and ability of Executive), Executive does not believe would prevent him from earning a livelihood

Section 6. Tax Withholding.

The Company may withhold from any compensation or severance payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

Section 7. Definitions.

“Affiliate” of any particular Person means (i) any other Person controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, and (ii) if such Person is a partnership, any partner thereof.

“Agent” means any Person which has received or is entitled to receive a commission from the Company related to the sale or marketing of the Company’s products or services.

“Board” means the Board of Directors of the Company.

“Cause” means (i) Executive’s conviction of, or plea of guilty or nolo contendere to, a crime constituting a felony, (ii) gross misconduct by the Executive that is materially inconsistent with the terms hereof, (iii) material failure by the Executive to perform his duties, which nonperformance continues after written notice thereof and a fifteen (15) day chance to cure, (iv) the Executive’s material breach of this Agreement, (v) habitual drug or alcohol use which impairs the ability of Executive to perform his duties hereunder, (vi) unauthorized breach of the company’s code of Conduct, (vi) Executive’s engaging in fraud, embezzlement or any other illegal conduct with respect to the Company which acts are harmful to, either financially, or to the business reputation of, the Company or (vii) breach of the fiduciary duty owed by Executive to the Company or of any of its Subsidiaries or Affiliates.

“Disability” means a physical or mental infirmity which impairs Executive’s ability to perform substantially his duties for a total period exceeding six (6) months during the Employment Period or for a period of four (4) consecutive months. Disability shall be determined by a physician acceptable to both the Company and Executive, or, if the Company and Executive cannot agree upon a physician within 15 days after the Company claims that Executive is suffering from a Disability, by a physician selected by two physicians, one designated by each of the Company and Executive. Executive’s failure to submit to any physical examination by any such physician after such physician has given reasonable notice of time and place of such examination shall be conclusive evidence of Executive’s inability to perform his duties hereunder.

“Good Reason” means, during the Employment Period and without Executive’s consent:

(i) a material diminution of Executive’s title, reporting structure, position or responsibilities or

(ii) a reduction in, or failure to pay, Executive’s Annual Base Salary or any reduction in the benefits being required to be provided herein or any other material breach of this Agreement.

“Notice of Termination” means a written notice which indicates the Termination Date, the specific termination provision in this Agreement relied upon, and the facts and circumstances, if any, claimed to provide a basis for such termination.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof

“Subsidiary” means any corporation or other entity of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries.

Section 8. Notices.

Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and. return receipt requested) or sent by reputable overnight courier service’ (charges prepaid) to the recipient at the address below indicated:

If to Company:

Acceris Communications Inc.
9775 Business Park Avenue
San Diego, California 92131
Attention:	Chief Executive Officer

If to Executive:

105 Beacon Hill Drive
Cranberry Twp., PA 16066

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

Section 9. General Provisions.

(a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

(e) Choice of Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(f) Remedies. Except as provided in Section 4(d) hereof, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in New York City in accordance with the rules and procedures of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. Each party shall pay its own legal fees and expenses incurred in connection therewith.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

(h) Insurance. The Company, at its discretion, may apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date noted below.

ACCERIS COMMUNICATIONS INC.

By: _________________________________   Date: _____________________
Name: Gary Clifford
Its: Chief Financial Officer

______________________________________   Date: _____________________
Eric S. Lipscomb